Exhibit 10.86

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement’), is entered into as of January 28, 2015 and effective as of January 1, 2015, by and between Changyou.com Limited, a Cayman Islands company (the “Company”), and Dewen Chen, an individual (the “Employee”).

1.    Definitions. Capitalized terms used herein and not otherwise defined in the text below will have the meanings ascribed thereto on Annex 1.

2.     Employment; Duties.

(a)    The Company agrees to employ the Employee in the capacity and with such responsibilities as are generally set forth on Annex 2.

(b)    The Employee hereby agrees to devote his full time and best efforts in such capacities as are set forth on Annex 2 on the terms and conditions set forth herein. Notwithstanding the foregoing, the Employee may engage in other activities, such as activities involving professional, charitable, educational, religious and similar types of organizations, provided that the Employee complies with the Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement effective as of January 1, 2015 and attached hereto as Annex 3 (the “Employee Obligations Agreement”) and such other activities do not interfere with or prohibit the performance of the Employee’s duties under this Agreement, or conflict in any material way with the business of the Company or of its subsidiaries and affiliates (including the Company’s variable interest entities). The provisions of the Employee Obligations Agreement between the Company and the Employee as in effect prior to January 1, 2015 (the “Prior Employee Obligations Agreement”) shall continue with full force and effect with respect to all matters arising with respect to periods through December 31, 2014. The Employee Obligations Agreement will be effective as of January 1, 2015 and will have full force and effect on and after such date.

(c) The Employee will use best efforts during the Term to ensure that the Company’s business and those of its subsidiaries and variable interest entities are conducted in accordance with all applicable laws and regulations of all jurisdictions in which such businesses are conducted.

3.    Compensation.

(a)    Base Annual Income. During the Term, the Company will pay the Employee an annual base salary as set forth on Annex 2, payable monthly pursuant to the Company’s normal payroll practices.

(b)    Discretionary Bonus. During the Term, the Company, in its sole discretion, may award to the Employee an annual bonus based on the Employee’s performance and other factors deemed relevant by the Company’s Board of Directors.

(c)    Share Incentive Awards. The Employee will be eligible to participate in any share incentive programs available to officers or employees of the Company.

(d)    Reimbursement of Expenses. The Company will reimburse the Employee for reasonable expenses incurred by the Employee in the course of, and necessary in connection with, the performance by the Employee of his or her duties to the Company, provided that such expenses are substantiated in accordance with the Company’s policies.

4.     Other Employee Benefits.

(a)    Vacation; Sick Leave. The Employee will be entitled to such number of weeks of paid vacation each year as are set forth on Annex 2, the taking of which must be coordinated with the Employee’s supervisor in accordance with the Company’s standard vacation policy. Unless otherwise approved by the Company’s Board of Directors, vacation that is not used in a particular year may only be carried forward to subsequent years in accordance with the Company’s policies in effect from time to time. The Employee will be eligible for sick leave in accordance with the Company’s policies in effect from time to time.

(b)    Healthcare Plan. The Company will arrange for membership in the Company’s group healthcare plan for the Employee and the Employee’s spouse, in accordance with the Company’s standard policies from time to time with respect to health insurance and in accordance with the rules established for individual participation in such plan and under applicable law.

(c)    Life and Disability Insurance. The Company will provide term life and disability insurance payable to the Employee, in each case in an amount up to a maximum of one times the Employee’s base salary in effect from time to time, provided however, that such amount will be reduced by the amount of any life insurance or death or disability benefit coverage, as applicable, that is provided to the Employee under any other benefit plans or arrangements of the Company. Such policies will be in accordance with the Company’s standard policies from time to time with respect to such insurance and the rules established for individual participation in such plans and under applicable law.

(d)    Other Benefits. Pursuant to the Company’s policies in effect from time to time and the applicable plan rules, the Employee will be eligible to participate in the other employee benefit plans of general application, which may include, without limitation, housing allowance or reimbursement and in which, in any event, shall include the benefits at the levels set forth on Annex 2.

5.	Certain Representations, Warranties and Covenants of the Employee.

(a)     Related Company Positions. The Employee agrees that the Employee and members of the Employee’s immediate family will not have any financial interest directly or indirectly (including through any entity in which the Employee or any member of the Employee’s immediate family has a position or financial interest) in any transactions with the Company or any subsidiaries or affiliates (including the Company’s variable interest entities) thereof unless all such transactions, prior to being entered into, have been disclosed to the Board of Directors and approved by a majority of the independent members of the Board of Directors and comply with all other Company policies and applicable law as may be in effect from time to time. The Employee also agrees that he or she will inform the Board of Directors of the Company of any transactions involving the Company or any of its subsidiaries or affiliates (including the Company’s variable interest entities) in which senior officers, including but not limited to the Employee, or their immediate family members have a financial interest.

(b)    Discounts, Rebates or Commissions. Unless expressly permitted by written policies and procedures of the Company in effect from time to time that may be applicable to the Employee, neither the Employee nor any immediate family member will be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods or services effected or other business transacted (whether or not by the Employee) by or on behalf of the Company or any of its subsidiaries or affiliates (including the Company’s variable interest entities), and if the Employee or any immediate family member (or any firm or company in which the Employee or any immediate family member is interested) obtains any such discount, rebate or commission, the Employee will pay to the Company an amount equal to the amount so received (or the proportionate amount received by any such firm or company to the extent of the Employee’s or family member’s interest therein).

6.    Term; Termination.

(a)    Unless sooner terminated pursuant to the provisions of this Section 6, the term of this Agreement (the “Term”) will commence on the date hereof and end on December 31, 2017.

(b)    Voluntary Termination by the Employee. Notwithstanding anything herein to the contrary, the Employee may voluntarily Terminate this Agreement by providing the Company with ninety (90) days’ advance written notice (“Voluntary Termination”), in which case, the Employee will not be entitled to receive payment of any severance benefits or other amounts by reason of the Termination other than accrued salary and vacation through the date of the Termination. The Employee’s right to all other benefits will terminate as of the date of Termination, other than any continuation required by applicable law. Without limiting the foregoing, if, in connection with a Change in Control, the surviving entity or successor to Changyou’s business offers the Employee employment on substantially equivalent terms to those set forth in this Agreement and such offer is not accepted by the Employee, the refusal by the Employee to accept such offer and the subsequent termination of the Employee’s employment by the Company shall be deemed to be a voluntary termination of employment by the Employee and shall not be treated as a termination by the Company without Cause.

(c)    Termination by the Company for Cause. Notwithstanding anything contained herein to the contrary, the Company may Terminate this Agreement for Cause by written notice to the Employee, effective immediately upon the delivery of such notice. In such case, the Employee will not be entitled to receive payment of any severance benefits or other amounts by reason of the Termination other than accrued salary and vacation through the date of the Termination. The Employee’s right to all other benefits will terminate, other than any continuation required by applicable law.

(d)    Termination by the Employee with Good Reason or Termination by the Company without Cause. Notwithstanding anything contained herein to the contrary, the Employee may Terminate this Agreement for Good Reason, and the Company may Terminate this Agreement without Cause, in either case upon thirty (30) days’ advance written notice by the party Terminating this Agreement to the other party and the Termination shall be effective as of the expiration of such thirty (30) day period. If the Employee Terminates with Good Reason or the Company Terminates without Cause, the Employee will be entitled to continue to receive payment of severance benefits equal to the Employee’s monthly base salary in effect on the date of Termination for the shorter of (i) six (6) months and (ii) the remainder of the Term of this Agreement (the “Severance Period”), provided that the Employee complies with the Employee Obligations Agreement during the Severance Period and executes a release agreement in the form requested by the Company at the time of such Termination that releases the Company from any and all claims arising from or related to the employment relationship and/or such Termination. Such payments will be made ratably over the Severance Period according to the Company’s standard payroll schedule. The Employee will also receive payment of the bonus for the remainder of the year of the Termination, but only to the extent that the bonus would have been earned had the Employee continued in employment through the end of such year, as determined in good faith by the Company’s CEO, Board of Directors or its Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, and only to the extent that bonuses are paid for such fiscal year to other similarly situated employees. Health insurance benefits with the same coverage (i.e., medical, dental, optical and/or mental health coverage) provided to the Employee prior to the Termination and in all other material respects comparable to those in place immediately prior to the Termination will be provided at the Company’s expense during the Severance Period. The Company will also continue to carry the Employee on its Directors and Officers insurance policy for six (6) years following the Date of Termination at the Company’s expense with respect to insurable events which occurred during the Employee’s term as a director or officer of the Company, with such coverage being at least comparable to that in effect immediately prior to the Termination Date; provided, however, that (i) such terms, conditions and exceptions will not be, in the aggregate, materially less favorable to the Employee than those in effect on the Termination Date and (ii) if the aggregate annual premiums for such insurance at any time during such period exceed two hundred percent (200%) of the per annum rate of premium currently paid by the Company for such insurance, then the Company will provide the maximum coverage that will then be available at an annual premium equal to two hundred percent (200%) of such rate.

(e)    Termination by Reason of Death or Disability. A Termination of the Employee’s employment by reason of death or Disability shall not be deemed to be a Termination by the Company (for or without Cause) or by the Employee (for or without Good Reason). In the event that the Employee’s employment with the Company Terminates as a result of the Employee’s death or Disability, the Employee or the Employee’s estate or representative, as applicable, will receive all accrued salary and accrued vacation as of the date of the Employee’s death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. In addition, the Employee or the Employee’s estate or representative, as applicable, will receive the bonus for the year in which the death or Disability occurs to the extent that a bonus would have been earned had the Employee continued in employment through the end of such year, as determined in good faith by the Company’s CEO, Board of Directors or Compensation Committee of the Board of Directors based on the specific corporate and individual performance targets established for such fiscal year, and only to the extent that bonuses are paid for such fiscal year to other similarly situated employees.

(f)    Misconduct After Termination of Employment. Notwithstanding the foregoing, if the Employee after the termination of his or her employment violates or fails to fully comply with the Employee Obligations Agreement, thereafter (i) the Employee shall not be entitled to any payments from the Company, (ii) any insurance or other benefits that have continued shall terminate immediately, (iii) the Employee shall promptly reimburse to the Company all amounts that have been paid to the Employee pursuant to this Section 6; and (iv) if the Employee would not, in the absence of such violation or failure to comply, have been entitled to severance payments from the Company equal to at least six (6) months’ base salary, the Employee shall pay to the Company an amount equal to the difference between six (6) months’ base salary and the amount of severance pay measured by base salary reimbursed to the Company by the Employee pursuant to clause (iii) of this sentence.

7.    Employee Obligations Agreement. By signing this Agreement, the Employee hereby agrees to execute and deliver to the Company the Employee Obligations Agreement, and such execution and delivery shall be a condition to the Employee’s entitlement to his or her rights under this Agreement.

8.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

9.    Dispute Resolution.

(a)    At the option of the party initiating the claim, any dispute, controversy or claim arising out of or relating to this Agreement may be settled by arbitration to be held in the Hong Kong S.A.R. under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Arbitration Rules”) in force when a Notice of Arbitration with respect thereto is submitted in accordance with the Arbitration Rules. The award rendered in such an arbitration proceeding will be final and binding and judgment on the award rendered may be entered in any court having jurisdiction over the parties.

(b)    The number of arbitrators will be three, one of whom will be appointed by the party asserting a claim against the other party or parties, one of whom will be appointed by the party or parties (acting together), as the case may be, against whom a claim has been asserted, and the third of whom will be selected by mutual agreement, if possible, within thirty days after the selection of the second arbitrator.

(c)    The language of the arbitration will be Mandarin Chinese and any foreign language documents presented at such arbitration will be accompanied by a Mandarin Chinese translation thereof that shall be prepared at the expense of the party seeking to present such document.

(d)    Any award of the arbitrators (i) will be in writing, (ii) will state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorneys’ fees and disbursements.

(e)    The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(f)    Notwithstanding the foregoing, any party may apply to any court having jurisdiction over the parties to obtain injunctive relief in order to maintain the status quo until such time as an arbitration award may be rendered or the dispute, controversy or claim may be otherwise resolved.

10.    Notices. All notices, requests and other communications under this Agreement will be in writing (including email, facsimile or similar writing and express mail or courier delivery or in person delivery, but excluding ordinary mail delivery) and will be given to the address stated below:

(a)	if to the Employee, by email or to the address or facsimile number that is on file with the Company from time to time, as may be updated by the Employee;

(b)	if to the Company:

Changyou.com Limited

Changyou Building, Raycom Creative Industrial Park,

65 Bajiao East Road, Shijingshan District,

Beijing, People’s Republic of China, 100043

Attention: Charles Zhang

Chairman of the Board of Directors

Fax: 86-10-6272-6588

Email: charles@sohu-inc.com

with a copy to:

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, MA 02110, U.S.A.

Attention: Timothy B. Bancroft, Esq.

Fax: (617) 574-7568

Email: tbancroft@goulstonstorrs.com

or to such other email address, address or facsimile number as either party may hereafter specify for the purpose by written notice to the other party in the manner provided in this Section 10. All such notices, requests and other communications will be deemed received: (i) if given by email or facsimile transmission, when transmitted to the email address or facsimile number specified in this Section 10 if confirmation of receipt is received; (ii) if given by express mail or courier delivery, five (5) days after sent; and (iii) if given in person, when delivered.

11.    Miscellaneous.

(a)    Entire Agreement. This Agreement, together with the Employee Obligations Agreement, constitutes the entire understanding between the Company and the Employee relating to the subject matter hereof on and after January 1, 2015 and supersedes and cancels all prior and contemporaneous written and oral agreements and understandings with respect to the subject matter of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(b)    Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless modification, waiver or discharge is agreed to in writing signed by the Employee and such officer of the Company as may be specifically designated by its Board of Directors. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)    Successors; Binding Agreement. This Agreement will be binding upon and will inure to the benefit of the Employee, the Employee’s heirs, executors, administrators and beneficiaries, and the Company and its successors (whether direct or indirect, by purchase, merger, consolidation or otherwise), subject to the terms and conditions set forth herein.

(d)    Withholding Taxes. All amounts payable to the Employee under this Agreement will be subject to applicable withholding of income, wage and other taxes to the extent required by applicable law.

(e)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(f)    Language. This Agreement is written in the English language only. The English language also will be the controlling language for all future communications between the parties hereto concerning this Agreement.

(g)    Counterparts. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first above written.

Signature of Employee:	Changyou.com Limited

/s/ Dewen Chen	By:	/s/ Charles Zhang
Printed name of employee:	Name:	Charles Zhang
Dewen Chen	Title:	Chairman of the Board of Diretors

Annex 1

Certain Definitions

“Cause” means:

(i)	willful misconduct or gross negligence by the Employee, or any willful or grossly negligent omission to perform any act, resulting in injury to the Company or any subsidiaries or affiliates (including the Company’s variable interest entities) thereof;

(ii)	misconduct or negligence of the Employee that results in gain or personal enrichment of the Employee to the detriment of the Company or any subsidiaries or affiliates (including the Company’s variable interest entities) thereof;

(iii)	breach of any of the Employee’s agreements with the Company, including those set forth herein and in the Employee Obligations Agreement, and including, but not limited to, the repeated failure to perform substantially the Employee’s duties to the Company or any subsidiaries or affiliates (including the Company’s variable interest entities) thereof, excessive absenteeism or dishonesty;

(iv)	any attempt by the Employee to assign or delegate this Agreement or any of the rights, duties, responsibilities, privileges or obligations hereunder without the prior consent of the Company (except in respect of any delegation by the Employee of his employment duties hereunder to other employees of the Company in accordance with its usual business practice);

(v)	the Employee’s indictment or conviction for, or confession of, a felony or any crime involving moral turpitude under the laws of the United States or any State thereof, or under the laws of China, or Hong Kong;

(vi)	declaration by a court that the Employee is insane or incompetent to manage his business affairs;

(vii)	habitual drug or alcohol abuse which materially impairs the Employee’s ability to perform his duties; or

(viii)	filing of any petition or other proceeding seeking to find the Employee bankrupt or insolvent.

“Change in Control” means the occurrence of any of the following events:

(i)	any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Securities Exchange Act of 1934) other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, becomes the direct or beneficial owner of securities representing fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding securities;

(ii)	during any period of two (2) consecutive years after the date of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company, and all new directors (other than directors designated by a person who has entered into an agreement with the Company to effect a transaction described in (i), (iii), or (iv) of this definition) whose election or nomination to the Board was approved by a vote of at least two-thirds of the directors then in office, cease for any reason to constitute at least a majority of the members of the Board;

(iii)	the effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

(iv)	the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v)	there occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

“Company” means Changyou.com Limited and, unless the context suggests to the contrary, all of its subsidiaries and related companies.

“Disability” means the Employee becomes physically or mentally impaired to an extent which renders him or her unable to perform the essential functions of his or her job, with or without reasonable accommodation, for a period of six consecutive months, or an aggregate of nine months in any two year period.

“Good Reason” means the occurrence of any of the following events without the Employee’s express written consent, provided that the Employee has given notice to the Company of such event and the Company has not remedied the problem within fifteen (15) days:

(i)	any significant change in the duties and responsibilities of the Employee inconsistent in any material and adverse respect with the Employee’s title and position (including status, officer positions and reporting requirements), authority, duties or responsibilities as contemplated by Annex 2 to this Agreement. For the purposes of this Agreement, because of the evolving nature of the Employer’s business, the Company’s changing of Employee’s reporting relationships and department(s) will not be considered a significant change in duties and responsibilities;

(ii)	any material breach by the Company of this Agreement, including without limitation any reduction of the Employee’s base salary or the Company’s failure to pay to the Employee any portion of the Employee’s compensation; or

(iii)	the failure, in the event of a Change in Control in which the Company is not the surviving entity, of the surviving entity or the successor to the Company’s business to assume this Agreement pursuant to its terms or to offer the Employee employment on substantially equivalent terms to those set forth in this Agreement.

“Termination” (and any similar, capitalized use of the term, such as “Terminate”) means, according to the context, the termination of this Agreement or the Employee’s ceasing to render employment services.

Annex 2

Particular Terms of Employee’s Employment

Title(s):	Co-Chief Executive Officer

Reporting Requirement:	The Employee will report to the Company’s Board of Directors and to the Company’s Chief Executive Officer.

Responsibilities:	Such duties and responsibilities as are ordinarily associated with the Employee’s title(s) in a United States publicly-traded corporation and such other duties as may be specified by the Board of Directors from time to time.

Job Location:	The Employee’s duties shall be rendered at the Company’s headquarters located in Beijing, China, or at such other place or places and at such times as the needs of the Company may from time-to-time dictate.

Base Salary:	¥ 2,700,000 per year or as adjusted by the Board of Directors from time to time.

# of Weeks of Paid Vacation per Year:     3    (three)

Annex 3

FORM OF EMPLOYEE NON-COMPETITION, NON-SOLICITATION, CONFIDENTIAL INFORMATION AND WORK PRODUCT AGREEMENT

EMPLOYEE NON-COMPETITION, NON-SOLICITATION, CONFIDENTIAL INFORMATION AND WORK PRODUCT AGREEMENT

In consideration of my employment and the compensation paid to me by Changyou.com Limited, a Cayman Island company, or a subsidiary or variable interest entity thereof (Changyou.com Limited or any such subsidiary or variable interest entity referred to herein individually and collectively as “Changyou”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree as follows:

1.    Non-Competition. During the term of my employment agreement with Changyou.com Limited and continuing after the termination of such employment agreement for the longer of (i) one year after the termination of such employment agreement for any reason and (ii) such period of time as Changyou is paying to me any severance benefits (the “Noncompete Period”), I will not, on my own behalf, or as owner, manager, stockholder (other than as stockholder of less than 2% of the outstanding stock of a company that is publicly traded or listed on a stock exchange), consultant, director, officer or employee of or in any other manner connected with any business entity, participate or be involved in any Competitor without the prior written authorization of Changyou. “Competitor” means any business of the type and character of business in which Changyou engages or proposes to engage and may include, without limitation, an individual, company, enterprise, partnership enterprise, government office, committee, social organization or other organization that, in any event, produces, distributes or provides the same or substantially similar kind of product or service as Changyou. On the date of this Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement (this “Agreement”), “Competitors” of Changyou include without limitation: Shanda Interactive Entertainment Limited, Netease.com Inc., Tencent Holdings Ltd., Perfect World Co. Ltd, Giant Interactive Group, Inc., The9 Limited, Netdragon Websoft, Inc., Taomee Holdings Limited, Shenzhen ZQ Game Technology Corporation, Guangzhou Huaduo Network Technology Co., Ltd (duowan.com), Kongzhong Corp, KingSoft Corporation Limited, Kalends Inc., Idereamsky Technology Limitd and other private companies in China devoated to game development oroperation and international competitiors. Such list of examples of “Competitors” of Changyou may be updated by Changyou from time to time so that includes all competitors listed in Changyou’s annual reports on Form 20-F filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”).

2.    Nonsolicitation. During the Noncompete Period, I will not, either for my own account or for the account of any other person: (i) solicit, induce, attempt to hire, or hire any employee or contractor of Changyou or any other person who may have been employed or engaged by Changyou during the term of my employment with Changyou unless that person has not worked with Changyou within the six months following my last day of employment with Changyou; (ii) solicit business or relationship in competition with Changyou from any of Changyou’s customers, suppliers or partners or any other entity with which Changyou does business; (iii) assist in such hiring or solicitation by any other person or business entity or encourage any such employee to terminate his or her employment with Changyou; or (iv) encourage any such customer, supplier or partner or any other entity to terminate its relationship with Changyou.

3.    Confidential Information.

(a)    While employed by Changyou and indefinitely thereafter, I will not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to my employment by and for the benefit of Changyou, or disclose any such Confidential Information to anyone outside of Changyou or to anyone within Changyou who has not been authorized to receive such information, except as directed in writing by an authorized representative of Changyou.

(b)    “Confidential Information” means all trade secrets, proprietary information, and other data and information, in any form, belonging to Changyou or any of their respective clients, customers, consultants, licensees or affiliates that is held in confidence by Changyou. Confidential Information includes, but is not limited to computer software, the structure of Changyou’s online game development platform, business plans and arrangements, customer lists, marketing materials, financial information, research, and any other information identified or treated as confidential by Changyou or any of their respective clients, customer, consultants, licensees or affiliates. Notwithstanding the foregoing, Confidential Information does not include information which Changyou has voluntarily disclosed to the public without restriction, or which is otherwise known to the public at large.

4. Rights in Work Product.

(a)    I agree that all Work Product (as hereinafter defined) will be the sole property of Changyou. I agree that all Work Product that constitutes original works of authorship protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and, therefore, the property of Changyou. I agree to waive, and hereby waive and irrevocably and exclusively assign to Changyou, all right, title and interest I may have in or to any other Work Product and, to the extent that such rights may not be waived or assigned, I agree not to assert such rights against Changyou or its licensees (and sublicensees), successors or assigns.

(b)    I agree to promptly disclose all Work Product to the appropriate individuals in Changyou as such Work Product is created in accordance with the requirements of my job and as directed by Changyou.

(c)    “Work Product” means any and all inventions, improvements, developments, concepts, ideas, expressions, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how and show-how, or parts thereof conceived, developed, or otherwise made by me alone or jointly with others (i) during the period of my employment with Changyou or (ii) during the six month period next succeeding the termination of my employment with Changyou if the same in any way relates to the present or proposed products, programs or services of Changyou or to tasks assigned to me during the course of my employment, whether or not patentable or subject to copyright or trademark protection, whether or not reduced to tangible form or reduced to practice, whether or not made during my regular working hours, and whether or not made on Changyou premises.

5.     Employee’s Prior Obligations. I hereby certify I have no continuing obligation to any previous employer or other person or entity which requires me not to disclose any information to Changyou.

6.     Employee’s Obligation to Cooperate. At any time during my employment with Changyou and thereafter upon the request of Changyou, I will execute all documents and perform all lawful acts that Changyou considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, I agree to render to Changyou or its nominee all reasonable assistance as may be required:

(a)	In the prosecution or applications for letters patent, foreign and domestic, or re-issues, extensions and continuations thereof;

(b)	In the prosecution or defense of interferences which may be declared involving any of said applications or patents;

(c)	In any administrative proceeding or litigation in which Changyou may be involved relating to any Work Product; and

(d)	In the execution of documents and the taking of all other lawful acts which Changyou considers necessary or advisable in creating and protecting its copyright, patent, trademark, trade secret and other proprietary rights in any Work Product.

The reasonable out-of-pocket expenses incurred by me in rendering such assistance at the request of Changyou will be reimbursed by Changyou. If I am no longer an employee of Changyou at the time I render such assistance, Changyou will pay me a reasonable fee for my time.

7.    Termination; Return of Changyou Property. Upon the termination of my employment with Changyou for any reason, or at any time upon Changyou’s request, I will return to Changyou all Work Product and Confidential Information and notes, memoranda, records, customer lists, proposals, business plans and other documents, computer software, materials, tools, equipment and other property in my possession or under my control, relating to any work done for Changyou, or otherwise belonging to Changyou, it being acknowledged that all such items are the sole property of Changyou. Further, before obtaining my final paycheck, I agree to sign a certificate stating the following:

“Termination Certificate

This is to certify that I do not have in my possession or custody, nor have I failed to return, any Work Product (as defined in the Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement between Changyou.com Limited (“Changyou”) and me) or any notes, memoranda, records, customer lists, proposals, business plans or other documents or any computer software, materials, tools, equipment or other property (or copies of any of the foregoing) belonging to Changyou.”

8.     General Provisions.

(a)    This Agreement contains the entire agreement between me and Changyou with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings related to the subject matter hereof, whether written or oral; provided however, that this Agreement shall not supersede (i) the Trade Secret and Confidentiality Agreement and (ii) the Non-Compete Agreement, each between Beijing AmazGame Age Internet Technology Co., Ltd., a company incorporated in the People’s Republic of China (the “Beijing AmazGame”), and me (collectively, the “Beijing AmazGame Agreements”), and (iii) the Employee Obligations Agreement between Changyou and me as in effect prior to the date hereof (the “Prior Employee Obligations Agreement”), which shall continue with full force and effect with respect to, or arising in connection with, all of the subject matters thereof through the date immediately prior to the date hereof, provided, however that in the event of a conflict between any provision of this Agreement and any provision of either of the Beijing AmazGame Agreements or any provision of the Prior Employee Obligations Agreement, the provision of this Agreement shall prevail. This Agreement may not be modified except by a written agreement signed by Changyou and me.

(b)    This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. At the option of the party initiating the claim, any dispute, controversy or claim arising out of or relating to this Agreement may be settled by arbitration to be held in the Hong Kong S.A.R. under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Arbitration Rules”) in force when a Notice of Arbitration with respect thereto is submitted in accordance with the Arbitration Rule. The award rendered in such an arbitration proceeding will be final and binding and judgment on the award rendered may be entered in any court having jurisdiction over the parties. The number of arbitrators will be three, one of whom will be appointed by the party asserting a claim against the other party or parties, one of whom will be appointed by the party or parties (acting together), as the case may be, against whom a claim has been asserted, and the third of whom will be selected by mutual agreement, if possible, within thirty days after the selection of the second arbitrator. The language of the arbitration will be Mandarin Chinese and any foreign language documents presented at such arbitration will be accompanied by a Mandarin Chinese translation thereof that shall be prepared at the expense of the party seeking to present such document. Any award of the arbitrators (i) will be in writing, (ii) will state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorneys’ fees and disbursements. The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Notwithstanding the foregoing, any party may apply to any court having jurisdiction over the parties to obtain injunctive relief in order to maintain the status quo until such time as an arbitration award may be rendered or the dispute, controversy or claim may be otherwise resolved.

(c)    In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, over too large a geographic area, or over too great a range of activities, it will be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

(d)    If, after application of paragraph (c) above, any provision of this Agreement will be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement will not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement will be severed, and after any such severance, all other provisions hereof will remain in full force and effect.

(e)    Changyou and I agree that either of us may waive or fail to enforce violations of any part of this Agreement without waiving the right in the future to insist on strict compliance with all or parts of this Agreement.

(f)    My obligations under this Agreement will survive the termination of my employment with Changyou regardless of the manner of or reasons for such termination, and regardless of whether such termination constitutes a breach of any other agreement I may have with Changyou. My obligations under this Agreement will be binding upon my heirs, executors and administrators, and the provisions of this Agreement will inure to the benefit of the successors and assigns of Changyou.

(g)    I agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and necessary to ensure the preservation, protection and continuity of Changyou’s business, employees, Confidential Information, and intellectual property rights. Accordingly, Changyou is without an adequate legal remedy in the event of my violation of any of the covenants set forth in this Agreement. I agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to Changyou, each of the covenants made by me under this Agreement shall be enforceable by injunction, specific performance or other equitable relief, without any requirement that Changyou post a bond or that Changyou prove any damages.

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IN WITNESS WHEREOF, the undersigned employee and Changyou have executed this Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement effective as of January 1, 2015.

Signature of Employee:	Changyou.com Limited

/s/ Dewen Chen	By:	/s/ Charles Zhang
Printed name of employee:	Name:	Charles Zhang
Dewen Chen	Title:	Chairman of the Board of Directors